UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2005

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27282	36-3898269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, 4th Floor	10019
(Address of principal executive offices)	(Zip Code)

(212) 582-3950
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Manhattan Pharmaceuticals, Inc. (the “Company”) and Leonard Firestone, M.D., the Company’s president and chief executive officer, determined not to extend Dr. Firestone’s employment with the Company. The terms of Dr. Firestone’s January 2004 employment agreement with the Company provided that, unless renewed or extended, the agreement would expire January 2, 2005. Accordingly, effective as of January 3, 2005, Dr. Firestone is no longer an officer of, or is otherwise employed by, the Company. However, Dr. Firestone and the Company are contemplating entering into an agreement pursuant to which Dr. Firestone will provide consulting services to the Company as it transitions to a new chief executive officer and completes its proposed acquisition of Tarpan Therapeutics, Inc. (as described in Item 8.01 below).

In addition, Dr. Firestone’s January 2004 employment agreement provided that he would be deemed to have resigned from the Company’s Board of Directors in the event his employment with the Company ended. Accordingly, as of January 3, 2005, Dr. Firestone has also resigned from the Company’s Board of Directors. The Company has provided to Dr. Firestone a copy of the disclosures contained in this Form 8-K and informed Dr. Firestone that he has an opportunity to furnish the Company with a letter stating whether he agrees with the statements contained in this Item 5.02 and, if not, stating the respects in which he does not agree.

Item 8.01. Other Events.

On January 5, 2005, the Company announced that it had entered into a letter of intent to acquire privately-held Tarpan Therapeutics, Inc. As consideration for the acquisition, the Company will issue to the stockholders of Tarpan shares of its common stock such that, following the transaction, the Tarpan stockholders will collectively hold approximately 20 percent of the Company’s fully-diluted common stock. The Company’s press release dated January 5, 2005 is attached hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press release dated January 5, 2005.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Pharmaceuticals, Inc.

Date: January 6, 2005	By:	/s/ Nicholas J. Rossettos
Nicholas J. Rossettos
Chief Financial Officer

EXHIBIT INDEX

99.1     Press release dated January 5, 2005.